EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2010 with respect to the consolidated financial statements and schedule of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.) appearing in the 2009 Annual Report on Form 10-K of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.), which are incorporated by reference in this Prospectus and Registration Statement on Form S-3. We consent to the incorporation by reference in the Prospectus and Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 11, 2011